Rule 424(b)(3)
333-112274

Addendum to Prospectus Supplement Dated February 27, 2004

Dated: March 1, 2004

STATE OF ISRAEL
$2,350,000,000
THIRD JUBILEE ISSUE
DOLLAR BONDS (FIXED RATE)

The interest rate of each State of Israel Third Jubilee Issue Dollar Bond to be sold during the Sales Period commencing on March 1, 2004 and terminating on March 31, 2004 is:

Series A (Five Years): 3.95%	Series B (Ten Years):5.15%

To ensure purchase of a Bond at such interest rate, the purchase price and all supporting documentation must be received by Development Corporation for Israel by March 24, 2004.